Exhibit 99.1

Gilla Inc. Retains Crescendo Communications for Investor Relations

Miami, Florida – November 14, 2013 – Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA) announced today that it has retained Crescendo Communications, LLC ("Crescendo") to help increase capital market awareness for the Company, one of only a few publicly-traded pure-play investment opportunities in the growing electronic cigarette sector.

Crescendo Communications, LLC, headquartered in New York City with offices in Moscow, Warsaw, Hong Kong and Tbilisi, is an emerging leader within the investor relations industry.  The firm was founded on a strategic and professional approach to investor relations that builds awareness of public companies through tailored outreach programs that target institutional investors, analysts, and the financial media.  The firm’s approach is centered around properly educating investors and cultivating trust within the global capital markets. Additional information is available at: www.crescendo-ir.com.

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”) and accessories. E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes do not burn tobacco and are not smoking cessation devices.  Additional information is available at: www.gillainc.com.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings. This release does not constitute an offer for sale of securities.

Investor Relations:

David Waldman/Natalya Rudman
Crescendo Communications, LLC
(212) 671-1020 x304
glla@crescendo-ir.com

For all other inquiries:

Gilla Inc.
Mr. Graham Simmonds
CEO
(416) 843-2881
graham@gillainc.com